EXHIBIT 10.13

[Form of Mueller Water Products, Inc. Directors’ Deferred Fee Plan]

MUELLER WATER PRODUCTS, INC.

DIRECTORS’ DEFERRED FEE PLAN

Effective Date:      , 2006

1.           Establishment of Plan

The Mueller Water Products, Inc. Directors’ Deferred Fee Plan (the “Plan”) has been established by Mueller Water Products. Inc. (the “Company”) for eligible members of the Board of Directors (the “Board”) of the Company.  The Plan shall become effective as of the date the Board approves the Plan, or such later date as is designated by the Board (such date, as set forth above, the “Effective Date”).

2.             Eligibility

Each person who is elected to be a member of the Board and who is not an employee of the Company or any of its subsidiaries (each, a “Director”) is eligible to elect to participate in the Plan.

3.             Participation

a)                                      Form of Election.  A Director may elect to become a Participant (as defined below) and, as such, to defer all or a portion of the fees to which he may thereafter be entitled to receive as a Director (not including expense reimbursement) by completing and signing an “Election to Participate in the Mueller Water Products, Inc. Directors’ Deferred Fee Plan”.  A Director electing to participate (a “Participant”) shall designate whether his fees are to be credited to an “Income Account” or to a “Stock Equivalent Account,” or divided in any manner between such two accounts.

b)                                     Initial Election.  A Director’s initial election to participate in the Plan must be made no later than 30 days following the date on which the individual becomes eligible to participate in the Plan (i.e., either following the initial adoption of the Plan or upon first becoming a Director).  If the Director does not elect to participate in the Plan upon first becoming eligible to participate, the Director may only elect to participate in the Plan with respect to subsequent terms of office.  Any such initial election with respect to a subsequent term of office must be made no later than December 31st of the year preceding the year in which the Director will commence services for the subsequent term of office.

c)                                      Elections as to Future Services.  The Director’s most-recently filed election shall be deemed to be irrevocable and effective for fees to be earned with respect to services to be provided in future terms of office unless the Director files a new election in the manner and form established by the Committee on or before December 31st of the year preceding the year in which the Director expects to commence services for the future term of office.

d)                                     Elections as to Prior Services.  A Director’s election as to fees previously earned and deferred under the Plan may be amended or revoked only in a manner established by the Committee (as defined below) and on such terms as comply with applicable law.

4.             Operation of Plan

a)             Income Account

A Participant’s fees otherwise payable shall be credited as a dollar amount to the Participant’s Income Account on the date the fee would have otherwise been paid.  At the end of each calendar quarter, the Participant’s Income Account will be credited with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note as of the beginning of such calendar quarter plus 1.00%.  Interest shall be computed on the basis of the beginning monthly credit balance in the Participant’s Income Account during such quarter.

b)           Stock Equivalent Account

On the first business day of each calendar quarter, a Participant’s fees otherwise payable during the preceding calendar quarter shall be credited as “Stock Equivalent Shares” in the Participant’s Stock Equivalent Account.  The Stock Equivalent Shares credited shall be equal in number to the maximum number of shares of the Company’s Class A common stock (the “Common Stock”), or fraction thereof, to the nearest one hundredth of one share, which could be purchased with the dollar amount of the deferred fees at the closing market price for such stock on that date, or if that date is not a trading date, on the next date that is a trading date.

If the Participant is not serving as a Director on the first business day of any calendar quarter due to death, resignation or removal (a “Termination Event”), such Participant’s fees otherwise payable prior to the Termination Event shall, no later than the tenth day after the Termination Event, be converted into Stock Equivalent Shares equal in number to the maximum number of shares of the Company’s Common Stock, or fraction thereof, to the nearest one hundredth of one share, which could be purchased with such dollar amount at the closing market price for such stock on that date, or if that date is not a trading date, on the next date that is a trading date.

Stock Equivalent Shares shall be appropriately adjusted in the event of any stock dividends, stock splits or any other similar changes in the Company’s Common Stock (such change, a “Change in the Capital Structure”).  In the event that the Company’s Common Stock is converted into other securities or property in connection with a Change in the Capital Structure, all references herein to the Company’s “Common Stock” shall be deemed references to the new security or property.  With respect to the payment of any cash dividends, on each dividend payment date, an amount equal to the cash dividend which would have been payable had the Participant been the actual owner of the number of shares of the Company’s Common Stock reflected as Stock Equivalent Shares in his Stock Equivalent Account shall be credited to such account, and such amount shall be converted to Stock Equivalent Shares, in the manner described in this Section 4 based on the market price of the Company’s Common Stock on such dividend payment date.

5.             Payments

In January of the year determined by the Participant pursuant to a valid election filed with the Secretary of the Company, which may be any calendar year in which or after which the Participant has his 72nd birthday or which may be the year of the Participant’s first termination of his services as a Director (such date, the “Payment Date”), the Company shall make the payment of the Income Account and the Stock Equivalent Account in cash to the Participant in one, five, ten or fifteen annual installments, as shall be determined by the Participant in accordance with the terms of his election form.  Each annual installment payment shall be made no later than January 30, beginning with the first Payment Date.  Until complete payment of a Participant’s Deferred Fee Accounts, such accounts shall be appropriately adjusted from time to time in accordance with paragraphs 4(a) and 4(b) above.  In the event of a Participant’s death, payment of all or the remaining portion of his Deferred Fee Accounts will continue to be made to his beneficiary or beneficiaries in the series of annual installments as determined by the Participant in the last election form on file with the Secretary.  In the absence of an election filed by the Participant with the Secretary of the Company, the entire balance of a Participant’s Income Account and Stock Equivalent Account shall be paid in a lump sum to the Participant (or in the event of a Participant’s death, to his beneficiary or beneficiaries) between January 1 and January 30 of the calendar year following the year of the Participant’s first termination of services as a director.

6.             General

a)                                      Each Participant or former Participant entitled to payment of deferred fees hereunder from time to time may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any such deferred fees are to be paid in case of his death before he receives any or all of such fees.  Each beneficiary designation will revoke all prior designations by the same Participant or former Participant, shall be in form prescribed by the Company, and will be effective only when filed by the Participant or former Participant in writing with the Committee during his lifetime.  In the absence of any such designation, any fees remaining unpaid at a Participant’s or former Participant’s death shall be paid to his estate.

b)                                   The establishment of the Plan and the eligibility of or participation by any person shall not be construed to confer any right on the part of such person to be nominated for re-election, or to be re-elected, to the Board or to otherwise remain in the service of the Company.

c)                                      Deferred fees hereunder are not in any way subject to the debts or other obligations of persons entitled thereto, and may not be voluntarily or involuntarily sold, transferred or assigned. When a person entitled to a payment under the Plan is under legal disability or, in the Company’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct that payment be made to such person’s legal representative, if any, and if none the Committee may at its election make payment to such person’s spouse or otherwise apply such payment for such person’s benefit in any manner it deems proper. Any payment made in accordance with the preceding sentence shall be in complete discharge of the obligation of the Company or any of its subsidiaries to make such payment under the Plan.

d)                                   This plan is an unfunded plan that is either not classified as an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore may be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA upon the making of certain filings with the Department of Labor.  Accordingly, the Company may terminate the Plan and make no further benefit payments or amend the Plan to prevent certain individuals from participating in the Plan if it is determined that such steps are necessary to bring the Plan into compliance with certain requirements under ERISA.

e)                                      The establishment of Deferred Fee Accounts for a Participant shall give him no right or security interest in any asset of the Company or any of its subsidiaries, and no trust relationship with respect to such accounts is intended. The right of the Participant or his beneficiary to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his beneficiary shall have any rights in or against any amounts credited to his Deferred Fee Accounts or any other specific asset of the Company.  All amounts credited to the Deferred Fee Accounts shall constitute general assets of the Company.

f)                                      A Stock Equivalent Account for a Participant shall give him no right to receive either treasury or unissued shares of Common Stock or any other classes of stock of the Company and no rights as a stockholder of the Company.

7.                                       Section 409A

Notwithstanding anything in the Plan to the contrary, it is intended that the administration of the Plan, and the deferral and payment of all amounts under this Plan, shall be done in accordance with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any guidance or regulations that may be issued after the effective date of this Plan, and shall not cause the acceleration of, or the imposition of the additional, taxes provided for in Section 409A of the Code.  Any amounts shall be deferred, paid out or modified under this Plan in a manner that shall be intended to avoid resulting in the acceleration of taxation, or the imposition of penalty taxation, under Section 409A upon a Participant.  In the event that it is reasonably determined by the Committee that any amounts payable under the Plan will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amounts, or will be subject to the acceleration of taxation or the imposition of penalty taxation under Section 409A of the Code, the Committee may either (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan hereunder, and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code.

8.                                       Administration and Choice of Law.

The Plan shall be administered by the Board, or a committee of one or more members of the Board (or other individuals who are not members of the Board to the extent allowed by law) duly appointed by the Board in accordance with the Plan and applicable law (the “Committee”).  At any time that no such committee has been appointed, the Board shall constitute the “Committee” hereunder.  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The

 Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).  The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

9.             Amendment and Discontinuance

The Committee hereby reserves the right to amend or discontinue the Plan at any time; provided, however, that any amendment or discontinuance of the Plan shall be prospective in operation only and shall not affect the payment of any deferred fees theretofore earned by any Participant or former Participant unless the person affected shall expressly consent thereto.